EXHIBIT 23.2
[LETTERHEAD OF DELOITTE & TOUCHE LLP]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-effective Amendment No. 2 to Registration Statement No. 333-141289 of our report dated March 12, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to application of Statement of Financial Accounting Standards No. 158 on December 31, 2006), relating to the financial statements of Beneficial Mutual Bancorp, Inc. and Subsidiaries appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche, LLP

Philadelphia, Pennsylvania
May 8, 2007